EXHIBIT 10.1
Summary Terms
Asset Acceptance Capital Corp.
2006 Annual Incentive Compensation Plan for Management
General
     Each year, following approval of the annual budget and forecast, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Asset Acceptance Capital Corp. (the “Company”) will establish an annual incentive compensation plan for key executives and certain other management level employees (the “Plan Participant(s)”) of the Company.
     The Annual Incentive Compensation Plan (the “Plan”) will establish for each Plan Participant a “bonus target” equal to a specified percentage of “base salary”. Each Plan Participant will be eligible to earn from 0% to 200% (expressed as “points”) of his bonus target based upon the achievement of objectives between a “minimum” and “maximum”. The “bonus target” percentage will be set by the Committee at a level consistent with each executive’s responsibilities. “Base salary” shall be the Plan Participant’s base compensation (excluding any incentive compensation) paid during 2006. For individuals who become Plan Participants during 2006, Base Salary shall be the base compensation (excluding any incentive compensation) paid in 2006 beginning on the date the individual first becomes eligible to participate in the Annual Incentive Compensation Plan.
     The Annual Incentive Compensation Plan will be comprised of two parts: (a) Financial Objectives and (b) Personal Objectives. The Compensation Committee of the Board of Directors will approve the relative weighting of financial and personal objectives for all Plan Participants.
     The bonus will be pro rated for Plan Participants that begin employment or otherwise become eligible for the Plan after the first day of 2006. Final payments under the Annual Incentive Compensation Plan will be made after receipt and approval by the Board of the annual audited financial statements of the Company. A Plan Participant will not be paid a bonus unless the Plan Participant is employed by the Company on the date the Board approves the annual audited financial statements for 2006.
     The Compensation Committee recognizes the need of the Plan Participants to achieve their goals and conduct themselves in compliance with the Code of Business Conduct. In addition to the non-financial consequences contained in the Code of Business Conduct, any violation of the Code of Business Conduct, shall result in complete forfeiture of any bonus which would otherwise be paid under this Plan.

Financial Objectives
     The financial performance of the Company will be measured against Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), after accrual of all incentive compensation plan payments. EBITDA will be determined by the Board in a manner consistent with the definition of EBITDA contained in Exhibit 1.
     For the fiscal year ended December 31, 2006, the Financial Objective “goal” will be set at the budgeted EBITDA of $XXX,XXX,XXX. The “minimum” will be set at 95% of the budgeted EBITDA. The “maximum” will be set at 110% of the budgeted EBITDA.
     At “maximum” performance, 200% of the “bonus target” percentage is earned. At “goal” performance, 100% of the “bonus target” percentage is earned. At “minimum” performance, 50% of the “bonus target” percentage is earned. At less than “minimum” performance, no financial objective points will be earned. For EBITDA performance between “minimum” and “goal”, and “goal” and “maximum”, the points earned will be prorated on a straight-line basis.
Personal Performance Objectives
     Personal Objectives should be measurable goals jointly developed by the Plan Participant and his/her immediate supervisor (subject to approval by the Chairman and Chief Executive Officer or their designee(s), and for certain participants, the Compensation Committee of the Board of Directors). The points earned under Personal Performance will be calculated based on the percentage of completion of each assigned objective, recognizing the determination of such percentage completion is in part subjective. For Plan Participants the personal performance objectives may represent up to 50% of the payout weighting, such weighting to be determined by the Chairman and Chief Executive Officer or their designee(s), and for certain employees, the Compensation Committee of the Board of Directors. If there is any disagreement as to the scoring of each assigned objective, the determination of the Chairman and Chief Executive Officer or their designee(s) shall be binding.
     Payout on personal objectives will not be made to any Plan Participant unless the Company achieves at least the “minimum” Financial Objective.

CORPORATE FINANCIAL OBJECTIVES:
2006 EBITDA
$XXX,XXX,XXX

	Minimum	Goal	Maximum
	(95%)	(100%)	(110%)
Earnings Level	$ XXX,XXX,XXX	$ XXX,XXX,XXX	$ XXX,XXX,XXX
Points	50.0	100.0	200.0
At less than Minimum EBITDA Achievement:
     ZERO Financial Objective points will be earned and no bonus will be paid.
At greater than Minimum up to and including Goal EBITDA Achievement:

At more than 100% EBITDA Achievement:

Corporate Financial Objectives Payment equals:
(Bonus Points achieved) X (Financial Objective Weighting) X (Bonus Target)
Personal Objectives Payment equals:
(Bonus Points achieved) X (Percentage of Personal Objective Points Earned) X (Personal Objective Weighting) X (Bonus Target)
            . . . . . . . . . . . . . . . . . . . . . . .
Total Incentive Compensation Payment equals:
     Corporate Financial Objectives Payment + Personal Objectives Payment

Name:	Insert Name

Title:	Insert Title

Salary:	1/1/06 Compensation

				Bonus as %
	Objectives		% of Target	of Salary	$ Bonus
Pre SOX & State Tax EBITDA
Minimum	$	XXX,XXX,XXX	95.0%	50% of Target rate	Computed
Target	$	XXX,XXX,XXX	100.0%	Target rate	Computed
Maximum	$	XXX,XXX,XXX	110.0%	200% of Target rate	Computed

% Based on Company Objectives
Minimum		50.0%	Computed	Computed	Computed
Target		50.0%	Computed	Computed	Computed
Maximum		50.0%	Computed	Computed	Computed

% Based on Personal Objectives
Minimum		50.0%	Computed	Computed	Computed
Target		50.0%	Computed	Computed	Computed
Maximum		50.0%	Computed	Computed	Computed

Personal Objectives		% of Personal Bonus
(1)	Insert Goal 1	Goal 1 Weight

(2)	Insert Goal 2	Goal 2 Weight

(3)	Insert Goal 3	Goal 3 Weight

(4)	Insert Goal 4	Goal 4 Weight

(5)	Insert Goal 5	Goal 5 Weight

Exhibit 1
     EBITDA: The earnings of the Company before interest, income taxes, depreciation and amortization (including amortization of purchased receivables). The determination of EBITDA, for purposes of this Plan, shall be made by the Board in accordance with generally accepted accounting principles in effect in the United States, applied on a consistent basis (“GAAP”); provided, however, that EBITDA shall be adjusted for this purpose to (A) exclude net gains and losses on the disposal of assets and other non-operating income or expense items and (B) exclude EBITDA generated from acquisitions of new businesses or companies during the year (an acquisition of a new office would not be deemed to be a material acquisition). EBITDA will be determined after accrual for all bonuses, including bonuses to be paid under this and all other Company annual incentive compensation plans.